


                                                                                                            Exhibit 11.1

                                               STARSIGHT TELECAST, INC.
                                            Calculation of Loss Per Share
                                          (in thousands, except share data)


                                                                 Three Months Ended                       Nine Months Ended
                                                                    September 30,                           September 30,
                                                               1996                1995                1996                1995
                                                           ------------        ------------        ------------        ------------
Net Loss                                                   $     (5,470)       $     (8,977)       $    (18,309)       $    (25,527)
                                                           ============        ============        ============        ============

Weighted average shares of
common shares outstanding                                    25,551,280          21,089,538          24,570,959          21,057,934

Common share equivalents related
to options and warrants                                            --                  --                  --                  --
                                                           ------------        ------------        ------------        ------------


Common share and common share equivalents                    25,551,280          21,089,538          24,570,959          21,057,934
                                                           ============        ============        ============        ============

Net loss per common share and
common share equivalent                                    $      (0.21)       $      (0.43)       $      (0.75)       $      (1.21)
                                                           ============        ============        ============        ============


The net loss per share for the three and nine months ended September 30, 1996 and 1995 is based on the weighted average number of shares of common stock outstanding during the period.  No effect has been given to unexercised stock options and warrants because the effect would be antidilutive.

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